EXHIBIT 99.1

Spotlight Innovation’s Newly Established Subsidiary Caretta Therapeutics Enters into Exclusive Licensing Agreement to Develop and Commercialize Analgesic Products

WEST DES MOINES, IOWA, October 6, 2016 - Spotlight Innovation Inc. (OTCQB: STLT) today announced that it has established subsidiary Caretta Therapeutics, and that the subsidiary has entered into a licensing agreement with Dr. Paul Reid for rights to develop and commercialize products derived from snake venom that may provide analgesic relief from moderate to severe chronic pain. Under the terms of the agreement, Dr. Reid has agreed to grant an exclusive, worldwide license to Caretta Therapeutics to develop, manufacture and sell the products.

Caretta Therapeutics intends to begin manufacturing its first products by late 2016 and to begin commercial distribution of over-the-counter formulations beginning in 2017.

The National Institutes of Health’s National Center for Complementary and Integrative Health, utilizing data from the 2012 National Health Interview Survey, estimates that nearly 50 million American adults have significant chronic pain or severe pain.

About Spotlight Innovation Inc.

Spotlight Innovation Inc. (OTCQB: STLT) identifies and acquires rights to innovative, proprietary technologies designed to address unmet medical needs, with an emphasis on rare, emerging and neglected diseases. To find and evaluate unique opportunities, we leverage our extensive relationships with leading scientists, academic institutions and other sources. We provide value-added development capability to accelerate development progress. When scientifically significant benchmarks have been achieved, we will endeavor to partner with proven market leaders via sale, out-license or strategic alliance. For more information, visit www.spotlightinnovation.com or follow us on www.twitter.com/spotlightinno.

Forward-Looking Statements

Statements in this press release that are not purely historical are forward-looking statements. Forward-looking statements herein include statements regarding Spotlight Innovation’s efforts to develop and commercialize its various technologies including but not limited to the commercial distribution of over-the-counter formulations of products derived from snake venom, and to achieve its stated benchmarks. Actual outcomes and actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include: risks and uncertainties, such as the inability to finance the planned development of the technologies; the inability to hire appropriate staff to develop the technologies; unforeseen technical difficulties in developing the technologies; the inability to obtain regulatory approval for human use; competitors’ therapies proving to be more effective, cheaper or otherwise more preferable; or, the inability to market a product. All of which could, among other things, delay or prevent product release, as well as other factors expressed from time to time in Spotlight Innovation’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with Spotlight Innovation’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release and Spotlight Innovation undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Source: Spotlight Innovation Inc.

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